AGREEMENT

Agreement made as of the 31st day of December 2004 by and between Icahn Management LP (the "Management Company or "Employer"), Icahn Onshore LP (the "Onshore GP") and Icahn Offshore LP (the "Offshore GP" and together with the Onshore GP, the "Fund GPs"), Icahn Associates Corp. ("IAC"), High River Limited Partnership ("High River") and any entity beneficially owned 100% by Carl C. Icahn which has its offices at 767 Fifth Avenue, New York, New York 10153, for so long as it remains beneficially owned 100% by Carl C. Icahn (the "Icahn Entities") (IAC, High River and the Icahn Entities together being the "Icahn Related Entities"), and Keith Meister residing at 525 West 22nd Street, New York, NY 10011 ("Employee" or "you").

RECITALS:

The purpose of this agreement (the "Agreement") is to set forth the terms and conditions of Employee's admission as a limited partner of the Fund GPs and of his employment with the Management Company and the Icahn Related Entities. Employee is an officer of American Real Estate Partners, L.P. ("AREP") and this Agreement shall not govern his activities with respect to AREP or its general partner.

The Fund GPs provide investment management and certain administrative services to Icahn Partners LP, a Delaware limited partnership (the "Domestic Fund" or "Onshore Fund"), and Icahn Partners Master Fund LP, a Cayman Islands exempted limited partnership (the "Master Fund") that serves as the master fund into which substantially all of the assets of Icahn Fund Ltd., a Cayman Islands company (the "Offshore Fund" and together with the Domestic Fund and the Master Fund, the "Funds") are invested. The Management Company provides certain administrative and management services to the Funds.

Pursuant to the terms of separate management agreements (each a "Management Agreement") with each of the Domestic Fund and the Offshore Fund the Management Company is entitled to receive management fees on a quarterly basis (the "Management Fees"). Pursuant to the partnership agreements for each of the Domestic Fund and the Master Fund, the Onshore GP and the Offshore GP, may receive "Incentive Allocations" (as defined in those partnership agreements).

Employee executed an employment agreement referencing IAC which provided for a term commencing on June 10, 2002 and an agreement with the parties hereto dated as of December 30, 2004 (both such employment agreements, together the "Prior Agreement").

The parties hereto desire to enter into this Agreement dated as of the date hereof, which shall and hereby does, terminate and supersede the Prior Agreement. Their relationship shall hereafter be governed exclusively by this Agreement.

In consideration of the premises, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1. **Employment**: Subject to the terms of this Agreement, each of Employer and the Icahn Related Entities hereby employs Employee to perform the duties described in Section 3 below, and Employee hereby accepts such employment. Employee's title shall be Senior Investment Analyst.

2. **Admission as Limited Partner**. Employee will be and, hereby is, admitted as a limited partner of each of the Fund GPs as of November 3, 2004. The rights of the Employee as a limited partner shall be limited to those expressly set forth in Sections 2 and 9 and in Sections 11 through 16 below and Employee shall have no other rights as a limited partner of the Fund GPs, whether by virtue of applicable statutory law or otherwise. The duties of the Fund GPs and their respective partners to Employee, as a limited partner of the Fund GPs, shall be limited to those expressly set forth in this Agreement. Employee expressly waives and disclaims any other rights or obligations in favor of Employee. As a condition of such admission, Employee agrees to execute and deliver to the Fund GPs the limited partnership agreement of each Fund GP and all amendments, restatements, supplements or modifications (each limited partnership agreement, as amended, restated, supplemented or modified from time to time, a "Partnership Agreement" and together, the "Partnership Agreements") and all other agreements, documents and certificates related thereto, as may be requested of Employee from time to time. Those agreements, documents and certificates shall include such terms as shall be determined by Carl C. Icahn and his Affiliates in their sole discretion, so long as they are not inconsistent with the rights of Employee expressly set forth in this Agreement. At any time following the expiration of the Term (as defined herein) the partnership interests of the Employee in each Fund GP may be terminated by each Fund GP by the giving of written notice thereof to Employee. Such termination shall be effective upon the payment to the Employee of an amount (the "Payment") equal to the Maximum Available Amount (as defined in Section 13 below) as of the date of such notice or $1.00 (one dollar) if the Maximum Available Amount as of that date is $0 or less than $0; provided that if the Employee is 100% vested (as provided in Section 11 hereof) at such time then the Payment shall be equal to the balance of the Employee Capital Account in such Fund GP. The partnership interests of the Employee in the Fund GPs may not, without the consent of the general partner thereof (which may be granted or withheld in its sole and absolute discretion), be directly or indirectly pledged, assigned, hypothecated, transferred or otherwise disposed of. In no event will the Employee be entitled to receive or participate in any distribution from or being made by the Fund GPs except as expressly set forth herein. The Employee shall perform those duties for the Fund GPs contemplated in Section 3 below. Employee will make a capital contribution of $5,000 to each of the Fund GPs.

3. **Duties**. Employee shall be employed to act as a senior executive officer to provide the types of services he has previously provided during his employment with Carl C. Icahn ("Icahn") and his Affiliates, and to perform credit analysis, research, and transaction analysis and such other investment analysis and to perform such other duties, for Employer, the Fund GPs, the Icahn Related Entities or other Affiliates of Icahn as Employer or the Icahn Related Entities shall request from time to time. Employee agrees (subject to time spent on his activities as an officer of AREP) to devote his full business time and reasonable best efforts to such duties.

4. **Benefits**. During the Term (as defined herein) Employee shall be entitled to 3 weeks of paid vacation annually and shall participate in all benefit programs and plans for which he is eligible, which are made available to all senior executive employees of Icahn Related Entities. Additionally, during the Term, Employee shall have the opportunity to invest his personal funds in the Domestic Fund and the Offshore Fund in accordance with the terms of such funds at such time as such Funds are accepting additional funds. Neither such investment, Employee's Management Fee Participation nor Employee's Capital Account (as such terms are defined herein) shall be assessed any management fee, incentive allocation, exit fee, entrance fee or similar fee.

5. **Prior Agreement**. Effective on December 31, 2004 (the "Effective Date"), the Prior Agreement shall terminate and no further obligations and/or entitlements under the Prior Agreement shall exist, provided that Employee shall remain liable for any breach thereof occurring on or prior to the Effective Date.

6. **Term**. The term of employment under this Agreement shall be for a period of seven years commencing on January 1, 2005 and ending on December 31, 2011 unless such employment ceases earlier for any reason (see Section 8 below) (whether: (i) terminated for Cause; (ii) terminated without Cause; (iii) due to death or disability; or (iv) by the action of Employee such as resignation or retirement). For all purposes under this Agreement "Term" shall mean the period from January 1, 2005 through the last day of Employee's employment hereunder.

7. **Cash Compensation**. During the Term, the Icahn Related Entities agree to pay to Employee and Employee agrees to accept, as his cash compensation for all services to be rendered under this Agreement, a base salary at the rate of $500,000 per annum, which shall be earned and payable every two weeks, plus a bonus ("Bonus') (such base salary and Bonus together "Cash Compensation") in respect of each calendar year during the Term. The amount of the Bonus paid or payable under this Section 7 shall be $1,000,000 per annum to be paid on June 10 of each calendar year during the Term. All payments of base salary and Bonus shall be made in cash and shall be subject to applicable deductions, and to payroll and withholding taxes as required by law.

8. **Cash Compensation/Early Termination**.

i) Power of Termination. The Employer or the Icahn Related Entities, or any or all of such entities, may terminate the employment of Employee under this Agreement on behalf of and in respect of all persons employing Employee hereunder, at any time, with Cause, or in the sole and absolute discretion of Employer or the Icahn Related Entities, without Cause. "Cause" shall mean (a) conviction of any crime (other than traffic violations and similar minor infractions of law); (b) failure to come to work on a full-time basis, subject to time spent on his activities as an officer of AREP and to our normal procedures regarding vacation, sick days and the like and (c) impairment due to alcoholism, drug addiction or similar matters. Prior to termination for "Cause" as a result of failure as contemplated in clause (b) above, Employee shall be given notice of his activity giving rise to such failure and will have 2 business days to correct such activity;

provided that Employer shall only be required to provide notice under this sentence one time during any calendar year.

ii) Termination for Cause/Resignation. In the event that Employee's employment is terminated for Cause or by the action of Employee such as by resignation or retirement, then the entire amount of the Cash Compensation earned through the date of termination but not yet paid shall be paid to Employee (without limiting the other rights of Employee under this Agreement, it is understood and agreed that Employee shall not be entitled to any pro rated Bonus, any Bonus being deemed to be earned only on June 10, of the applicable year of employment if the Employee is still employed hereunder on that date).

iii) Without Cause. In the event that the employment of Employee hereunder is terminated by the Employer or the Icahn Related Entities without Cause, then, unless the provisions of clause (iv) below apply, Employer shall pay to Employee the entire amount of Cash Compensation earned through that date and not yet paid and a pro rata portion of one, $1,000,000 Bonus (based upon the number of days elapsed in the period beginning on the June 10 prior to such termination to the date of termination, divided by 365).

iv) Death or Disability. In the event of Employee's death or disability during the Term, Employee's employment hereunder shall cease upon such death or disability and Employer shall pay to Employee's estate the entire amount of base salary earned through the date of Employee's death or disability and any Bonus payment determined by the Icahn Related Entities to be due to Employee but not yet paid (without limiting the rights of Employee under this Agreement, it is understood and agreed that Employee shall not be entitled to any pro rated Bonus, any Bonus being deemed to be earned only on June 10 of the applicable year of employment if the Employee is still employed on that date). For purposes of this Agreement (unless otherwise stated herein) disability shall be deemed to occur if, due to illness or injury, Employee is unable to perform his duties at the offices of the Icahn Related Entities for a period of 30 consecutive business days or for 45 business days during any 60 business-day period and Employer provides written notice thereof to Employee.

v) No Other Rights of Employee. In the event of the cessation of the employment of the Employee for any reason or no reason whether as contemplated in clauses (i)-(iv) above or otherwise, the Employee shall cease to have any right to Cash Compensation other than as expressly set forth in this Section 8. This clause (v) shall not limit the rights of Employee under this Agreement other than the right to receive Cash Compensation pursuant to Section 7 and this Section 8.

9. **Profit Participation**.

i) Subject to all of the terms and provisions of this Agreement (including, without limitation, those relating to vesting and forfeiture), the Employee shall be entitled to receive 2.5% of the Management Fees and 2.5% of the Incentive Allocations earned by the Management Company or the Fund GPs, respectively, during the period from November 3, 2004 through the last day of the Term (subject to clauses 9(ii) below); provided that if, due to any miscalculations or due to the fact that Management Fees are

paid in advance, the Management Company or the Fund GP's are at any time required to return or otherwise pay over any portion of such amount to any of the Funds or their investors then the Employee shall be required to return to the Management Company or the Fund GP's, as applicable, its pro rata share of the amounts so returned or paid over. Employer's participation in the Management Fee is a contractual right, as set forth in Section 21(ix) of this Agreement. Employee's participation in the Incentive Allocation shall be reflected by the establishment of a capital account (the "Employee Capital Account") in the name of Employee, as a limited partner, under the Partnership Agreements. All amounts credited to each Employee Capital Account will be invested by the Onshore GP in the Onshore Fund and by the Offshore GP in the Offshore Fund, in each case for the benefit of the Employee Capital Account established in the Onshore GP or Offshore GP, as the case may be. The right of the Employee to participate in each of the Management Fees (the "Management Fee Participation") and the Incentive Allocations (the "Incentive Allocation Participation"), subject to and in accordance with the terms of this Agreement, and in any investment made in respect thereof in accordance with the terms of this Agreement and all returns, earnings and profits thereon, are referred to collectively herein as the "Profit Participation".

ii) Notwithstanding the other provisions of this Agreement, the Employee shall receive a payment on February 3, 2005 of $79,943.00 in cash in satisfaction of its rights in respect of the Management Fees accruing from November 3, 2004 through December 31, 2004 (such amount being paid in respect of the Management Fees paid by the Domestic Fund on November 29 and December 21, 2004 and by the Offshore Fund on January 10, 2005).

iii) Subject to the final sentence of this paragraph, Employee acknowledges and agrees that pursuant to the terms of this Agreement, Employee will only participate in Management Fees and Incentive Allocations earned and allocated from November 3, 2004 until he ceases to be employed hereunder and that if such employment ceases for any reason he will not accrue any further benefit in respect of Management Fees or Incentive Allocations earned or allocated thereafter, nor will he have any ongoing rights or interest in respect of Management Fees or Incentive Allocations earned or allocated on or prior to the date such employment ceases; other than the right to Vested Amounts (as defined below) in respect of Management Fees and Incentive Allocations earned or allocated on or prior to the date such employment ceases (and any investment made in respect thereof, and all returns, earnings and profits thereon, made in accordance with the terms of this Agreement). Because Incentive Allocations are made as of year end (other than in the event of dissolution, partner withdrawal or other events specified in the partnership agreements of the Master Fund and the Domestic Fund, in which event such allocations are made as of the date prior to year end specified in such agreement (the periods in respect of which such allocations are made, each a "Short Period")), in the event that the employment of Employee hereunder ceases, his Incentive Allocation Participation under this Agreement will include a pro rated portion of 2.5% of the immediately following Incentive Allocation (based upon the number of days elapsed in the one year period beginning on January 1 of the year in which such employment ceases, divided by 365 (and in the case of a Short Period during which such employment ceases,

the number of days elapsed from January 1 of the Short Period until such employment ceases, divided by the total number of days in the Short Period).

10. **<u>Deferral of Management Fee Participation</u>**. To the extent that Employer determines that a deferral of the payment of Management Fee Participation as contemplated herein will not constitute current income of such deferred amount to Employee under applicable federal income tax laws, rules and regulations and Employer is able to engage in such deferral under such laws, rules and regulations, Employee's participation in the Management Fees for each calendar year during the Term and all payments in respect thereof shall be deferred, until at least January 30, 2012 or such later date as shall be set forth in an annual election made by the Employee made no later than December 31st of the preceding calendar year (no such election to exceed 10 years). So long as the Management Agreement with the Offshore Fund is in effect, an amount equal to all amounts of Employee's Management Fee Participation deferred hereunder will, to the extent that Management Company deems such to be possible, also be deferred by Management Company under its Deferral Fee Agreement (as defined below) with the Offshore Fund in accordance with the election of the Employee and the terms of this Agreement. Management Company will direct the Offshore Fund to invest the amount deferred under this Section 10 in the Master Fund to the extent that it is able to do so and if not able to do so, will invest such funds in US Treasury obligations.

Employee has previously elected to defer his entire Management Fee Participation for the period January 1, 2005 through December 31, 2005 until January 30, 2012.

To the extent that Employer determines that a deferral of the payment of Management Fee Participation as contemplated herein for any period from and after January 1, 2006 will or may constitute current income of such deferred amount to Employee under applicable federal law, rules or regulations, or that Employer is not or may not be, able to engage in such deferral under such laws, rules or regulations: (i) the Employee's right to the Management Fee Participation shall be treated in the same manner (but in respect of the Management Company and Employee) as the Incentive Allocation Participation is treated in respect of the Fund GPs and the Employee, including, without limitation, pursuant to Sections 2, 9, 11, 12(ii), 13, 14, 15 and 16 of this Agreement and all of the provisions of such sections shall apply to Employee and the Management Company in the same manner that such provisions apply to the Employee and the Fund GPs and the Employee shall, in such event, be admitted as a limited partner of the Management Company; provided that the capital account so established on behalf of Employee in the Management Company will not be allocated any portion of the cost or expense of operating the Management Company; or (ii) at the election of the Fund GPs, all such rights shall be reflected by the Fund GPs providing Employee with additional rights in the Fund GPs that provide the same economic interest for Employee as contemplated in clause (i) above.

11. **<u>Vesting</u>**. The right of Employee to receive any amounts or payments in respect of the Profit Participation shall be subject to and limited by, all of the terms and provisions of this Agreement. Employee shall have no rights to receive any amounts or payments in respect of the Profit Participation unless, and then only to the extent that, Employee is

vested therein in accordance with the terms of this Agreement (such amounts so vested, the "Vested Amount"). During the Term, the Employee's rights in the Profit Participation shall vest at the rate of 14.285% per annum, vesting ratably on a monthly basis so that on December 31, 2011 the entire Profit Participation shall be fully vested. Vesting of the Profit Participation shall accelerate such that the Profit Participation shall be 100% vested upon the occurrence of any of the following events during the Term:

A) the employment of Employee is terminated by Employer or any Icahn Related Entity, without Cause;

B) neither the Management Company, the Fund GP's nor their respective successors are engaged in the ongoing management of the Funds;

C) Mr. Icahn sells all or substantially all of his beneficial interests in the Fund GPs and Management Company to an unrelated third party; or

D) Failure to pay any Cash Compensation due hereunder within 5 business days following written demand by Employee.

Except as provided in the final sentence of the paragraph immediately prior hereto (including clauses (A) through (D) above), Employee will only vest in Profit Participation during such periods as he continues to be an employee under this Agreement during the Term, and no acceleration of vesting will occur. All unvested amounts will be forfeited in all respects by Employee on any cessation of his employment under this Agreement.

12. **Withdrawal**.

i) Management Fee Participation. The then current value (calculated in accordance with the methodology set forth in the Deferred Management Fee Agreement (the "Deferred Fee Agreement") dated December 29, 2004 between the Offshore Fund and the Management Company) of the amounts deferred and invested as contemplated herein in respect of the Vested Amounts of the Management Fee Participation (the "Applicable Amounts") shall be paid to Employee in cash (subject to clause (iv) below):

A) following the last day of the respective deferral period thereof as follows: (i) 95% of the Management Company estimate of the amount due shall be paid promptly (but not more than 10 days) after the last date of such deferral period; and (ii) the balance shall be paid promptly (but not more than 10 days) after the completion of: (x) if the last day of such deferral occurs in the month of January, the preparation of the prior year's audited financial statement of the Offshore Fund; and (y) if the last day of such deferral occurs in any other month, the preparation of the current year's audited financial statement of the Offshore Fund; and

B) as set forth in Schedule A hereto in respect of any Terminating Event (as contemplated in Schedule A) to the extent permissible under applicable law including, without limitation, the New Law (as defined in Section 21(xi) below).

Employee acknowledges that payments are to be made to Employee under this Section 12(i) or otherwise in respect of the Management Fee Participation only with respect to Vested Amounts of the Management Fee Participation and that the term "Applicable Amounts" used herein includes only Vested Amounts of the Management Fee Participation.

ii) Incentive Allocation Participation. Subject to Section 13 below, the then current balance (calculated in accordance with the methodology set forth in the Partnership Agreement of the applicable Fund GP) of the Employee Capital Account, may be withdrawn by the Employee in cash, subject to clause (iv) below (and without payment of any withdrawal fee) upon 90 days prior written notice. Withdrawals are subject to provision by the Fund GPs for all liabilities of the Fund GP in accordance with applicable laws and regulations and holdbacks for estimated accrued expenses, liabilities and contingencies as determined by the Fund GPs (or their applicable general partner) in good faith.

iii) Fees. Payments to Employee pursuant to Section 12(i) or (ii) shall not be diminished by any withdrawal fee.

iv) Segregated Investments. To the extent that any amount to be withdrawn hereunder has been invested in a Segregated Investment (as defined in the partnership agreement of the Master Fund or the Onshore Fund), then any such amount properly to be withdrawn hereunder will be paid as soon as practicable after the Segregated Investment is realized.

13. **Restrictions on Withdrawal**. In no event shall the Employee be entitled to make or receive any withdrawal or distribution from a Fund GP if, and no withdrawal or distribution shall be permitted to be made to Employee to the extent that, after taking such withdrawal or distribution into account, the aggregate distributions and withdrawals to Employee from an Employee Capital Account at any time exceed, the Maximum Withdrawal Amount. The maximum amount that, at the time of determination, Employee is permitted to receive by withdrawal or distribution (other than by Tax Distribution) pursuant to the preceding sentence in respect of any Fund GP, is referred to herein as the "Maximum Available Amount". The term "Maximum Withdrawal Amount" shall mean, with respect to any Employee Capital Account, the aggregate percentage of vesting that has occurred pursuant to Section 11 multiplied by the Hypothetical Account. The term "Hypothetical Account" shall mean the sum of (i) the amount of the applicable Employee Capital Account as of the applicable date of calculation (calculated in accordance with the methodology set forth in the Partnership Agreement of the applicable Fund GP); plus (ii) an amount equal to all prior withdrawals and distributions from such account.

This Section 13, which limits the right of Employee to make withdrawals or receive distributions, does not, and shall not be deemed to, limit his right to receive Tax Distributions as contemplated in Sections 15 and 16 below.

14. **Clawback.** Employee agrees that, if prior to the time that the Profit Participation is 100% vested (i) he has received a Tax Distribution and (ii) he has ceased to be employed under this Agreement, then Employee shall pay upon demand to each Fund GP, an amount equal to the Difference. The "Difference" means, with respect to any Fund GP, the amount by which the aggregate distributions and withdrawals made to Employee by such Fund GP exceeds the Maximum Withdrawal Amount on the last day of Employee's employment hereunder provided that in no event shall the Difference be deemed to exceed the aggregate Tax Distributions made to Employee by such Fund GP. The Fund GPs and the Icahn Related Entities shall be entitled to set off the payment of the Difference from the Employee Capital Accounts or any other assets held or payments owed by any such persons, to Employee (so that, for example, amounts payable by Management Company to Employee can be applied to the payment of the Difference). If the Employee's employment has been terminated by Employer for any reason, the sole recourse of a Fund GP in respect of the Difference shall be through such set-offs and the Employee shall not otherwise be obligated to pay the Difference.

15. **Special Distributions**. Employee shall have the right to receive, with respect to each fiscal year of each Fund GP, a distribution from each of his Employee Capital Accounts in an amount equal to his Presumed Tax Liability (as defined below), as determined by the general partner of the applicable Fund GP, arising from allocations in respect to his Employee Capital Account (a "Tax Distribution"). The Fund GP shall distribute to the Employee, if practicable, on February 15th or as soon as practicable thereafter but not later than March 30, after the end of a fiscal year, an amount of cash equal to the Employee's Tax Distribution with respect to such fiscal year.

16. **Presumed Tax Liability**. For purposes of Section 15, "Presumed Tax Liability" with respect to each Employee Capital Account for any fiscal year means the regular U.S. federal, state and local income tax liability, as determined by the general partner of the applicable Fund GP, that would have been imposed on the Employee in respect of allocations arising from such capital account for such fiscal year had such income tax liability for all fiscal years been calculated solely by reference to the items (the "Partnership Items") of income, gain, loss and deduction recognized for income tax purposes and allocated to the Employee with respect to his Employee Capital Account. The Presumed Tax Liability shall be computed using the highest marginal personal income tax rates for such year applicable to the character or type of recognized income or gain (for example, ordinary income, long-term capital gains and dividends) allocated to the Employee, and shall take into account any capital loss or net operating loss carryovers from prior fiscal years which would have been utilizable by the Employee for income tax purposes calculated solely by reference to the Partnership Items. For purposes of this Section 16, any net capital loss or net operating loss calculated for any fiscal year by reference to the Partnership Items shall be carried forward (other than any such loss which is applied pursuant to the following sentence). At the election and in the discretion of the general partner of each Fund GP, if for any fiscal year the Employee has a taxable loss computed by reference to the Partnership Items of an Employee Capital Account and taxable income computed by reference to the Partnership Items of another Employee Capital Account, the Presumed Tax Liability of the account which generated net taxable income shall be computed by taking into account all the Partnership Items of the capital

account which generated a net taxable loss. Unless otherwise notified by Employee, it shall be assumed that the Employee is a resident of New York City for income tax purposes.

17. **Representations and Warranties**. Employee represents as follows:

i) To the best of his knowledge, except as known to Employer, he is not a party to, or involved in, or under investigation in, any pending or threatened litigation, proceeding or investigation of any governmental body or authority or any private person, corporation or other entity.

ii) Employee has never been suspended, censured or otherwise subjected to any disciplinary action or other proceeding by any State, other governmental entities, agencies or self-regulatory organizations.

iii) Employee is not subject to any restriction whatsoever which would cause him to not be able fully to fulfill his duties under this Agreement.

18. **Confidential Information**. During the term of this Agreement and at all times thereafter, Employee shall hold in a fiduciary capacity for the benefit of the Funds, Employer, the Fund GPs and Icahn Related Entities and their respective Affiliates all secret or confidential information, knowledge or data, including without limitation trade secrets, investments, contemplated investments, business opportunities, valuation models and methodologies, relating to the business of the Funds, Employer, the Fund GPs and Icahn Related Entities or their respective Affiliates, and their respective businesses: (i) obtained by Employee during Employee's employment hereunder and (ii) not otherwise in the public domain. Employee shall not, without prior written consent of Employer and Icahn Related Entities (which may be granted or withheld in their sole and absolute discretion), communicate or divulge any of the types of information described in the two previous sentences, knowledge or data to anyone other than Employer and Icahn Related Entities and those designated by Employer and Icahn Related Entities, except to the extent compelled pursuant to the order of a court or other body having jurisdiction over such matter or based upon the advice of his counsel that such disclosure is legally required; provided, however, that Employee will assist Employer and Icahn Related Entities, at Employer and Icahn Related Entities' expense, in obtaining a protective order, other appropriate remedy or other reliable assurance that confidential treatment will be accorded such information so disclosed pursuant to the terms of this Agreement.

All processes, technologies, investments, contemplated investments, business opportunities, valuation models and methodologies, and inventions (collectively, "Inventions"), including without limitation new contributions, improvements, ideas, business plans, discoveries, trademarks and trade names, conceived, developed, invented, made or found by Employee, alone or with others, during the Term, whether or not patentable and whether or not on the Employer's, the Fund GPs or the Icahn Related Entities' or their respective Affiliates time or with the use of their facilities or materials, shall be the property of Employer, the Fund GPs, the Icahn Related Entities or their respective Affiliates, as applicable, and shall be promptly and fully disclosed by

Employee to Employer and the Icahn Related Entities. Employee shall perform all necessary acts (including, without limitation, executing and delivering any confirmatory assignments, documents, or instruments requested by Employer and Icahn Related Entities) to vest title to any such Invention in any such person and to enable such person Employer and Icahn Related Entities, at its expense, to secure and maintain domestic and/or foreign patents or any other rights for such Inventions.

Without limiting anything contained above, Employee agrees and acknowledges that all personal and not otherwise public information about Employer, the Fund GPs and Icahn Related Entities and their respective Affiliates, including, without limitation, their respective investments, investors, transactions, historical performance, or otherwise regarding or concerning Carl Icahn, Mr. Icahn's family and employees of Employer and Icahn Related Entities, shall constitute confidential information for purposes of this Agreement. In no event shall Employee during or after his employment hereunder, disparage Employer, the Fund GPs, the Icahn Related Entities, their respective Affiliates or any of their respective officers, directors or employees.

19. **Competitive Services**. During the Term and for a period of one (1) year after Employee ceases to be employed under this Agreement for any reason, including, but not limited to, the expiration of the term of employment hereunder, Employee will not:

i) With respect to any person, entity or corporation (each a "Covered Business") or group of Affiliated Covered Businesses in any part of the United States with total assets under management (including therein assets of the Covered Business and assets managed for others either individually or on a pooled basis) of less than $1.5 billion engaged primarily in the business of investing or pooling of assets for investment in the public market, engage for his own account with such entity, enter into the employ of such Covered Business, render any services to such Covered Business, raise capital for such Covered Business, or become interested in such Covered Business, whether as an individual, agent, trustee, consultant, advisor, manager, franchisee or in any other relationship or capacity; provided, however, that the provisions in this Section 19 shall not be deemed to preclude Employee, after the end of the Term, from acquiring securities of any Covered Business which may be engaged in activities competitive with the investment or investment management business of the Funds or their Affiliates so long as such securities do not, in the aggregate, constitute more than one percent (1%) of any class or series of outstanding securities of such corporation or entity and the securities of such entity are registered under Section 12 of the Securities Exchange Act of 1934; and provided further, however, that nothing in this Section 19 shall prevent Employee, after the end of the Term from acquiring a totally passive interest, whether as stockholder or limited partner or otherwise, in a pool of securities and other assets and which are invested by third parties without Employee providing, directly or indirectly, such third parties with investment advice with regard thereto; or

ii) Employ or entice away or attempt to employ or entice away from Employer, the Funds, the Fund GPs or any Icahn Related Entities or any of their respective Affiliates, any person, known by Employee, after reasonable inquiry made by Employee, to be an employee of any such person within the prior 90 days.

20. **Remedy for Breach**. Employee hereby acknowledges that the provisions of Sections 18 and 19 of this Agreement are reasonable and necessary for the protection of the other parties hereto (the "Other Parties") and their Affiliates and are not unduly burdensome to Employee and that Employee acknowledges such obligations under such covenants. Employee further acknowledges that the Other Parties and their respective Affiliates will be irreparably harmed if such covenants are not specifically enforced. Accordingly, Employee agrees that, in addition to any other relief to which the Other Parties may be entitled, including claims for damages, the Other Parties shall be entitled to seek and obtain injunctive relief (without the requirement of any bond) from a court of competent jurisdiction for the purpose of restraining Employee from an actual or threatened breach of such covenants.

21. **Miscellaneous.**

i) Affiliate. For purposes of this Agreement the term "Affiliate" (or a person or entity "Affiliated" with another person or entity) and "control" (including the terms "controlling," "controlled by" and "under common control with") shall have the meanings set forth in Rule 405 of Regulation C of the Securities Act of 1933, as amended.

ii) Entire Agreement. This Agreement supersedes any and all existing agreements, oral or written, between Employee and any of the Other Parties relating to the subject matter hereof, including, without limitation, the terms and conditions of his employment with the Management Company and his admission as a limited partner of each of the Fund GPs or any participation in any of the economic benefits arising from or relating to, the Funds. Employee is not entitled to any other payments or benefits from any of the Other Parties except as expressly provided for herein. Employee is an officer of AREP and this Agreement shall not govern his activities with respect to AREP or its general partner.

iii) Amendments and Waivers. No provisions of this Agreement may be amended, modified, waived or discharged except as agreed to in writing by Employee and the Other Parties. The failure of a party to insist upon strict adherence to any term or provision of this Agreement on any occasion shall not be considered a waiver thereof or deprive that party of the right thereafter to insist upon strict adherence to that term or provision or any other term or provision of this Agreement. Notwithstanding anything herein to the contrary, the Other Parties may amend this Agreement (and such amendment shall be binding upon Employee) at any time, retroactively or otherwise, without Employee's consent, to comply with Section 409A of the Code and the Regulations thereunder. Employer will take such actions as Employer considers reasonable (without any obligation to pay money) in order to help mitigate the adverse effect of any such amendment.

iv) Deferred Fee Agreement. Nothing under the Deferred Fee Agreement will change the rights of Employee under this Agreement.

v) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to agreements made and/or to be performed in that State, without regard to any choice of law provisions thereof. All disputes arising out of or related to this Agreement shall be submitted to the state and federal courts of New York, and each party irrevocably consents to such personal jurisdiction and waives all objections thereto, but does so only for the purposes of this Agreement.

vi) Severability. If any provision of this Agreement is invalid or unenforceable, the balance of this Agreement shall remain in effect.

vii) Judicial Modification. If any court or arbitrator determines that any of the covenants in Sections 18 or 19, or any part of any of them, is invalid or unenforceable, the remainder of such covenants and parts thereof shall not thereby be affected and shall be given full effect, without regard to the invalid portion. If any court or arbitrator determines that any of such covenants, or any part thereof, is invalid or unenforceable because of the geographic or temporal scope of such provision, such court or arbitrator shall reduce such scope to the extent necessary to make such covenants valid and enforceable.

viii) Successors; Binding Agreement. This Agreement shall inure to the benefit of and be binding upon the successors and assign of the Other Parties. Employee may not sell, convey, assign, transfer or otherwise dispose of, directly or indirectly, any of the rights, claims, powers or interest established hereunder (including, without limitation, any Profit Participation or partnership or membership interest) other than with the prior written consent (which may be granted or withheld in their sole and absolute discretion) of the Management Company and Carl C. Icahn, provided that the same may, upon the death of Employee, be transferred by will or intestate succession, to his estate, executors, administrators or heirs, whose rights therein shall for all purposes be deemed subject to the terms of this Agreement.

ix) Title to Deferred Amounts. This Agreement constitutes a contractual obligation to make payments in the future in respect of the deferred Management Fees. Title to and beneficial ownership of any assets, whether cash or investments, in respect of each Management Fee shall at all times remain in the Management Company, and the Employee shall not have any property interest whatsoever in any of such assets. Nothing contained in this Agreement and no action taken pursuant to the provisions of this Agreement shall create or be construed to create a trust of any kind, or a fiduciary relationship between any Employer and the Employee. Any amount of Management Fee which may be invested under the provisions of this Agreement shall continue for all purposes to be a part of the general assets of the Management Company and subject to the claims of its general creditors, and no person other than the Management Company shall by virtue of the provisions of this Agreement have any interest in such amount. To the extent Employee acquires a right to receive all or a portion of any Management Fee under this Agreement, such right shall be no greater than the right of any unsecured general creditor of the Management Company.

Notwithstanding any provision to the contrary herein, no provision in this Agreement shall create or be construed to create any claim, right or cause of action against the Management Company or its Affiliates or their respective officers, directors, owners, managers, or advisors arising from any diminution in value in connection with the investment of such Management Fee or the Incentive Allocation in accordance with this Agreement.

x) No Assignment of Management Fee. The right of the Employee to the payment of all or a portion of any Management Fee under this Agreement (and any right of the Management Company to any portion of such fee invested in any subaccount with the Master Fund in respect of that portion of such fees in which Employee is entitled to participate hereunder) shall in no event be assigned, transferred, pledged or encumbered, either by Employee or Management Company, and any attempted assignment, transfer, pledge or encumbrance shall be null and void.

xi) New Law. Employee agrees to (and will enter into any agreement that the Fund GP determines is appropriate to reflect) any changes made by any of the Other Parties to the terms hereof and of any related or associated document or agreement if such Other Party determines, in its sole discretion, that such changes are necessary to comply with Section 409A (the "New Law") of the Internal Revenue Code of 1986, as amended (the "Code"), and regulations (the Regulations") and other guidance of general applicability that is issued thereunder. Those changes will be made in a manner to produce a result, so far as is practical, not inconsistent with the rights of Employee expressly set forth in this Agreement. Employee hereby acknowledges that at all times the deferral of the payment of Management Fee Participation pursuant hereto will be operated in accordance with the requirements of the New Law, to the extent the New Law applies to amounts deferred as contemplated herein.

In addition, Employee hereby agrees and acknowledges that the provisions of this Agreement that allow for the payment of amounts to him upon the termination of his service, death, disability and the occurrence of an unforeseeable emergency will not apply or be available if the Employer determines, in its sole discretions, that the same is necessary or advisable in connection with or to assure compliance with, New Law. Employer shall take the actions contemplated in the final paragraph of Section 10 of this Agreement and such other actions as Employer considers reasonable (without any obligation to pay money) in order to help to mitigate the effect of the foregoing sentence.

Employee is aware that deferral elections are irrevocable by Employee except to the extent allowed by Employer, in its sole discretion, and permissible under the New Law.

xii) Taxes. All payments to Employee shall be subject to applicable deductions, payroll and withholdings taxes, as required by law.

22. Other

i) Employee shall follow all policies and procedures and compliance manuals adopted by or in respect of any or all of the Funds, the Fund GPs or the Other Parties. In addition, Employee shall not, personally or on behalf of any other person or entity, invest in or provide advise with respect to, any investment made or actively being considered by Employer, the Funds, the Fund GPs and Icahn Related Entities or any of their respective Affiliates except to the extent disclosed to Employer and Icahn Related Entities in advance in writing by Employee and to the extent previously approved in writing by Employer and Icahn Related Entities in its sole and absolute discretion, including, without limitation, the amount of any investment which Employee may make at any time or from time to time and restrictions on the sale of any such investment.

ii) Employee agrees to provide Employer and Icahn Related Entities a written list of all existing and future investments to be made by Employee, directly or indirectly, and shall prior to the time of making such new investment(s) give Employer and Icahn Related Entities reasons for Employee making such investment(s). No investment shall be made by Employee without the prior written consent of Employer and Icahn Related Entities, which may be withheld for any reason or no reason and/or may be conditioned.

iii) The Icahn Related Entities agree that the indemnity agreement of Starfire Holding Corporation and Employee dated March 18, 2004 shall include Employee's activities as an officer, director or authorized signatory of the Funds, the Fund GPs, Management Company, CCI Manager LLC, CCI Onshore LLC and CCI Offshore LLC.

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In WITNESS WHEREOF, undersigned have executed this Agreement as of the date first written above.

EMPLOYEE

____
Keith Meister

Icahn Management LP
By: ______________________
Name:
Title: Authorized Signatory

Icahn Onshore LP
By: ______________________
Name:
Title: Authorized Signatory

Icahn Offshore LP
By: ______________________
Name:
Title: Authorized Signatory

ICAHN RELATED ENTITIES

By: ______________________
Carl C. Icahn

[Signature page to Keith Meister Employment Agreement.]

December 31, 2004

Schedule A

Terminating Events

(a) If a Terminating Event occurs, amounts shall be paid to Employee as follows:

(I) Ninety-five percent (95%) of the Applicable Amounts shall be paid to the Employee within 100 days after the month in which a Terminating Event, as described in subsections b(I), (II), (III), (IV) or (VI) below, occurs. The remainder of such amounts shall be paid to Employee promptly after the completion of the audited financial statements of the Offshore Fund for the fiscal year which includes the date upon which such Terminating Event occurs.

(II) Upon the occurrence of a Terminating Event described in subsection b(V) hereof, 95% of the amount determined by the Management Company pursuant to that subsection to be the amount necessary to satisfy the financial need giving rise to such Terminating Event shall be paid to Employee within 100 days after the month in which such Terminating Event occurs. The remainder of such amounts shall be paid to Employee promptly after the completion of the audited financial statements of the Offshore Fund for the Fiscal Year which includes the date upon which such Terminating Event occurs.

(b) The following events shall each constitute "Terminating Events":

(I) Solely to the extent permissible under the New Law, the termination of the Management Agreement, unless within 30 days of such termination, the Management Agreement is renewed or the Offshore Fund (or its successor) and the Management Company (or its Affiliate, defined for these purposes as any entity controlling, controlled by, or under common control with the Management Company) enter into a new agreement with substantially the same terms as the Management Agreement;

(II) Solely to the extent permissible under the New Law, the dissolution or liquidation of the Offshore Fund;

(III) the death or disability (as defined in Section 409A(a)(2)(C) of the Code and the Regulations thereunder) of the Employee;

(IV) Solely to the extent permissible under the New Law, except to the extent that Section 409A of the Code and the

applicable Regulations provide to the contrary, the employment of the Employee with the Management Company ceases for any reason (whether it is iterminated for Cause, terminated without Cause or by the action of Employee such as resignation or retirement (death and disability being addressed in clause b(II) above)) provided, however, that there shall be no Terminating Event if Employee becomes a partner or employee, as the case may be, of the Management Company within 30 days of the termination of such employment or membership;

(V) written notification by the Employee to the Management Company of an Unforeseeable Emergency (as defined in Section 409A(a)(2)(B)(ii) of the Code and the Regulations thereunder, provided that such term shall not include "disability" as defined in clause b(II) above) with respect to Employee, a determination by the Board of the Management Company (or equivalent body) and the Board of the Offshore Fund that such an Unforeseeable Emergency in fact exists, and a determination by the Board of the Management Company (or equivalent body) and the Board of the Offshore Fund as to the amount needed to satisfy the financial need giving rise to such Unforeseeable Emergency, provided, however, that such amount shall not exceed the amount described in Section 409A(a)(2)(B)(ii)(II) of the Code and the Regulations thereunder; and

(VI) Solely to the extent permissible under the New Law, presentation by the Management Company of satisfactory evidence of a change in the applicable tax law or the interpretation thereof, or a final determination by the Internal Revenue Service which, in the opinion of the Board of the Offshore Fund would cause the Management Company to be subject to current income taxes with respect to applicable amounts.